Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-180514

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated March 31, 2015)

Dividend Reinvestment and Stock Purchase Plan

800,000 Shares of Common Stock, Par Value $.01 Per Share

This Prospectus Supplement No. 1 supplements and amends our Prospectus dated March 31, 2015 and forms a part of First United Corporation’s Registration Statement on Form S-1, File No. 333-180514, as amended by Post-Effective Amendment No. 3 on Form S-3 (the “Registration Statement”), relating to our sale of up to 800,000 shares of our common stock, par value $.01 per share, to shareholders under our Dividend Reinvestment and Stock Purchase Plan, as amended (the “Plan”). We have changed the time prior to each dividend payment date by which an optional cash investment pursuant to the Stock Purchase feature of the Plan must be received by the Administrator of the Plan, and this Prospectus Supplement updates certain portions of the Prospectus contained under the heading “DESCRIPTION OF THE PLAN”, starting on page 7 thereof, to reflect this change. See the updated questions and answers set forth below for information regarding this change.

This Prospectus Supplement should be read in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, then you should rely on the information in this Prospectus Supplement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “FUNC”. As of January 25, 2022, the 20-day average of the high and low sales prices of the common stock as reported on The NASDAQ Global Select Market was $19.42 per share. On January 25, 2022, the closing sales price of our common stock as reported on The NASDAQ Global Select Market was $19.72 per share.

Investing in our common stock involves certain risks. You should review carefully the risks described under “Risk Factors” beginning on page 5 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREBY ARE NOT DEPOSIT OR SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF FIRST UNITED CORPORATION, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

Unless otherwise mentioned or unless the context requires otherwise, references in this Prospectus Supplement to “the Company”, “us” and “our” refer to First United Corporation.

This Prospectus Supplement revises Question 9 and Question 11 of the Prospectus, both of which are found on page 7 thereof, under the heading “Optional Cash Investments – Stock Purchase Feature” to read as follows:

9.       How does a participant make optional cash investments?

A Plan participant may make an optional cash investment through the Administrator’s website at www.computershare.com/investor, by using the cash investment form that will be attached to each statement of account sent to participants by the Administrator, or, if no statement is sent, by returning to the Administrator a completed optional cash investment form, which may be obtained directly from the Administrator. See Question No. 35 for information regarding how to contact the Administrator. A participant’s optional investment instructions, together with payment of the investment, must be received by the Administrator no later than three (3) business days prior to the next Dividend Payment Date (the “Investment Deadline”) (See Question No. 6 and Question No. 11). If we do not declare a dividend in a particular quarter, then the term “Dividend Payment Date” as used in this Prospectus, for purposes of determining the timely receipt of optional cash investment instructions, will be deemed to be the first business day of February, May, August or November, as the case may. The Administrator will apply any optional cash investments received from a participant to the purchase of shares of common stock for the account of that participant.

If a participant chooses to participate only in the Stock Purchase feature of the Plan, we will pay cash dividends, if declared, on shares registered in the participant’s name in the usual manner and the Administrator will apply any optional cash investments received from the participant to the purchase of additional shares of common stock for the participant’s account under the Plan. Shares of common stock purchased with optional cash investments and credited to the account of the participant will automatically be enrolled in the Dividend Reinvestment feature of the Plan. Accordingly, cash dividends paid on such shares will be reinvested in additional shares of common stock.

11.       When will the Administrator invest optional cash investments?

Optional cash investments received by the Investment Deadline for a particular Dividend Payment Date will be held by the Administrator and combined with funds received from that dividend, if any, for the purchase of common stock under the Plan. Any optional cash investment received after the Investment Deadline for a particular Dividend Payment Date will be returned to the participant. Participants must mail forms and checks in a manner to ensure they are received by the Administrator at least three (3) business days prior to a Dividend Payment Date to ensure investment on the Dividend Payment Date, but in no event should forms and checks be received by the Administrator more than 30 calendar days prior to the Dividend Payment Date. Neither we nor the Administrator can control the delivery of mail, and, therefore, neither we nor the Administrator will be responsible if an optional cash investment is not made due to a delay in the delivery of a participant’s check. Any optional cash investments received more than 30 calendar days prior or less than three business days prior to a Dividend Payment Date will be returned to the participant.

No interest will be paid by the Administrator on optional cash investments held by the Administrator.

The date of this Prospectus Supplement No. 1 is January 26, 2022.